                                                                   EXHIBIT 10.20

June 27, 1996


Mr. Robert E. Yaw II
Windermere Holdings, Incorporated
The Oaks
227 St. James Park
Osprey, Florida 34229

Re:  Consulting Agreement
     --------------------

Dear Mr. Yaw:

     This letter confirms View Tech, Inc.'s (the "Company") agreement (this "Consulting Agreement") to retain Windermere Holdings, Incorporated and its employees (collectively "WHI") to position management and the Company so as to increase the Company's visibility in its industry and position it for growth in the future. WHI will also assist the Company in connection with the acquisition of other entities whose business complements and/or supplements the business of the Company. Attached hereto is a summary of the major activities that WHI will perform in connection with this Consulting Agreement. This summary is incorporated into the terms of this Consulting Agreement between WHI and the Company. Below are additional agreements between the parties with respect to this Consulting Agreement.

     1.   Term.  Commencing July 1, 1996, the Company hereby appoints WHI to
          ----
perform the duties and render the services described in the attached Summary of Services on a month to month basis subject to termination upon 30 days written notice from either party.

     2.   Non-Exclusive Services.  WHI will devote part of the time and efforts
          ----------------------
of its employees to the Company during the term of this Consulting Agreement.

     3.   Board Approval.  This Consulting Agreement has not been approved by
          --------------
the Company's board of directors and is only binding upon the Company if and when such approval is obtained.

     4.   Compensation.  In consideration of WHI's services, the Company shall
          ------------
pay WHI a cash retainer of $5,000 per month due on the first day of each month through September 30, 1996, for a total of $15,000, plus reimbursement of reasonable out-of-pocket expenses. Such reasonable out-of-pocket expenses incurred in the performance of its services hereunder shall be documented by WHI in a writing submitted to the Company at least 30 days prior to the date payment is to be made hereunder.

Robert E. Yaw II
June 27, 1996
Page 2


     5.   Non-Competition.  WHI from time to time may represent entities in
          ---------------
competition with the Company, and the Company acknowledges that such representation is not a breach of this Consulting Agreement. Nevertheless, WHI
(i) shall not divulge trade secrets or confidential information of any sort with respect to the Company; and (ii) shall advise the Company of any such business relationship.

     6.   Stock Options.  In consideration of the services to be provided
          -------------
hereunder, WHI will receive options to purchase a total of 110,000 shares of the Company's common stock. 55,000 options shall have an exercise price equal to $7.00, which was the closing price of the common stock on the Nasdaq National Market, and shall be issued to Robert E. Yaw II. The remaining 55,000 options shall be issued to Rolf N. Hufnagel on or about August 18, 1996 and shall have an exercise price equal to the closing price of the common stock on the date of issuance. The Company will issue Mr. Hufnagel a separate option agreement that sets forth the terms of his options. The options shall be vested at such time as this agreement is ratified by the Company's board of directors. Furthermore, WHI shall receive additional options equal to 5% of the Transaction Value of any acquisition that WHI assists with. For purposes of this Agreement, "Transaction Value" means the total of all consideration received, including but not limited to, (i) all cash and non-cash remuneration paid or payable; (ii) the aggregate fair market value of any securities issued or issuable; and (iii) the aggregate fair market value of any debts or contingent obligations assumed or satisfied in connection with the relevant transaction. The exercise price of any such additional options shall be equal to the closing market price of the Company's common stock on the day that any agreement between the Company and any such other entity becomes binding on both entities, i.e., the closing date of such merger or acquisition.

     7.  Registration Rights.  At the time the Company prepares and files
         -------------------
with the SEC a registration statement on a Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), the Company will include in any such Registration Statement information relating to the offering, issuance, and resale of the common stock underlying the 110,000 stock options to be issued under Paragraph 6 hereof. View Tech will use its reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. View Tech, at its sole discretion, will include information relating to the offering, issuance, and resale of the common stock underlying any additional options that WHI will receive in connection with its assistance with acquisitions at such time as View Tech amends its Registration Statement on Form S-3 or in any other registration statement that View Tech may file.

     8.   Non-Assignability.  This Consulting Agreement shall inure to the
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benefit of and shall be binding upon the successors and the assigns of the
Company. Since this Consulting Agreement is based upon the unique abilities and personal confidence in WHI and its employees, WHI shall have no right to assign this Consulting Agreement or any of the rights hereunder written without the written consent of the Company.

Robert E. Yaw II
June 27, 1996
Page 3


     9.   Notices.  Any notice required or permitted to be given hereunder shall
          -------
be sufficient if in writing and if sent by certified mail or facsimile to the parties at their present principal business addresses. Any change of address must be sent to the other party via such procedure to be valid against such other party.

     10.  Severability.  If any provision of this Consulting Agreement shall be
          ------------
found invalid by any court of competent jurisdiction, such findings shall not effect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.

     11.  Entire Agreement.  This Consulting Agreement constitutes the entire
          ----------------
agreement between the parties pertaining to its subject matter, and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Consulting Agreement shall be binding unless executed in writing by all parties.

     12.  Attorneys' Fees.  If any action is brought to enforce the terms of
          ---------------
this Consulting Agreement, the prevailing party shall be entitled to its costs and reasonable attorneys' fees.

     13.  Arbitration.  Any dispute concerning this Consulting Agreement shall
          -----------
be settled by binding Arbitration in accordance with the Rules of the American Arbitration Association in the County of Ventura, State of California.

If the terms hereof meet with your approval, please indicate by signing below.

Sincerely,



By: /s/ Robert G. Hatfield
   ------------------------------------
      Robert G. Hatfield
      Chief Executive Officer

Agreed and accepted as of the date first above stated:

Windermere Holdings, Incorporated



By:  /s/ Robert E. Yaw II
   ------------------------------------
        Robert E. Yaw II, its Chairman

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                              SUMMARY OF SERVICES


RESEARCH REPORT
- ---------------

WHI will assist the Company in locating a securities firm capable of providing analyst coverage of the Company, its products, and the industries in which it competes.

BOARD OF DIRECTORS AND ADVISORY BOARD
- -------------------------------------

WHI will continue to assist the Company in maintaining a quality board of directors and introducing the Company to other people that can provide their respective expertise as board members or advisors to the board of directors.

FINANCING OPTIONS/ACQUISITION CANDIDATES
- ----------------------------------------

WHI will assist the Company in reviewing different financing options/acquisition candidates that will enable the Company to continue to grow and take advantage of marketing opportunities.

PUBLIC RELATIONS
- ----------------

WHI will assist the Company with any and all appropriate press releases, designed not only for the trade community but also the investment community. The public relations will: serve to create a higher degree of visibility for the Company within its trade; be used for marketing purposes among present and future clients; and develop a level of awareness among potential investors.